UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

(781) 357-2333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	PULM	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On July 9, 2020, Pulmatrix, Inc. (the “Company”) entered into letter agreements (the “Letter Agreements”) with certain existing accredited investors to exercise certain outstanding warrants (the “Existing Warrants”) to purchase up to an aggregate of 10,085,741 shares of the Company’s common stock at the existing exercise price per share of $1.35 (the “Exercise”). The Existing Warrants were issued in an underwritten public offering pursuant to a registration statement on Form S-1 (File No. 333-230395) and an additional registration statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-230714) that was consummated in April 2019. In consideration for the exercise of the Existing Warrants for cash, the exercising holders will receive new unregistered warrants to purchase up to an aggregate of 10,085,741 shares of common stock (the “New Warrants”) at an exercise price of $1.80 per share and with an exercise period of five years from the initial closing date.

The gross proceeds to the Company from the Exercise are expected to be approximately $13.62 million, prior to deducting placement agent fees and offering expenses. The Company currently intends to use the net proceeds from the Exercise for working capital and general corporate purposes. The initial closing of the Exercise is expected to take place on or about July 13, 2020.

H.C. Wainwright & Co., LLC (“Wainwright”) is acting as the exclusive placement agent for the Exercise. Pursuant to a letter agreement dated as of April 16, 2020 (the “Engagement Letter”), the Company agreed to issue Wainwright (or its designees) warrants to purchase up to an aggregate of 655,573 shares of common stock of the Company (the “Placement Agent Warrants”), which is equal to 6.5% of the aggregate number of shares issued to the investors upon the Exercise. The Placement Agent Warrants will have an exercise price of $2.25 per share and otherwise have identical terms to the New Warrants. In addition, the Company has agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants. The Company also agreed to pay Wainwright $75,000 for non-accountable expenses. The Placement Agent Warrants, and the shares issuable upon exercise thereof, will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The foregoing descriptions of the Letter Agreements, the New Warrants and the Engagement Letter are not complete and are qualified in their entirety by reference to the full text of the form of Letter Agreement, the form of the New Warrant and the Engagement Letter, copies of which are attached as Exhibits 10.1, 4.1, and 99.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated herein by reference. The New Warrants and the Placement Agent Warrants described in Item 1.01 above will be issued in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and, along with the shares of common stock issuable upon the exercise thereof, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 7.01. Regulation FD Disclosure.

Due to delays in patient enrollment in the Company’s Phase 2 clinical study of Pulmazole caused by the ongoing coronavirus pandemic, Cipla Technologies, LLC (“Cipla”) (with whom the Company entered into a development and commercialization agreement on April 15, 2019, for the development and commercialization of Pulmazole) has informed the Company that it desires to amend the current agreement. Accordingly, the Company has been in discussions with Cipla regarding the termination of the Phase 2 clinical study and the initiation of a new Phase 2b/ 3 clinical study during in mid-2021. Based upon recently completed 6 month inhalation toxicology study in dogs, the Ph2b/3 study would be of longer duration, anticipated up to 4 months dosing, and include efficacy primary endpoints whereas the current Ph2 study is of 28-day duration and with safety and tolerability as its primary endpoint. The Company would expect to have a data readout from the proposed Phase 2b/3 study in the fourth quarter of 2022. This is approximately 18 months later than the Company expected to receive a data readout from its current Phase 2 clinical study.

In connection with the Company’s plan to pivot from its current Phase 2 clinical study to a new Phase 2b/3 study, the Company expects that its development and commercialization agreement with Cipla would be amended to reallocate certain costs of development between the Company and Cipla. While the Company has not yet entered into a definitive amendment with Cipla, it anticipates, among other possible amendments, that the Company could bear a greater share of its employee overhead and the costs for consultants needed to run the Phase 2b/3 study, which the Company currently shares equally with Cipla and that the Company would bear the risk of cost overruns related to employee overhead and costs for consultants. The Company anticipates all other costs, such as CMC and clinical costs, would continue to be shared equally between the Company and Cipla as per the current agreement.

In addition, the Company anticipates that it would grant Cipla the exclusive right to develop and commercialize Pulmazole, at Cipla’s sole expense, in India, South Africa, Sri Lanka, Nepal, Iran, Yemen, Myanmar and Algeria, and that it would forego any royalty payments from the sale of Pulmazole in those countries (under the Company’s current agreement with Cipla the Company is entitled to one-half of worldwide net sales of Pulmazole).

If Cipla does not agree to initiate a new Phase 2b/3 study or the Company cannot agree on how the costs of such new Phase 2b/3 study should be allocated among the Company and Cipla and Cipla does not continue funding its share of costs for the Company’s current Phase 2 clinical study, the Company may be forced to suspend the continued development of Pulmazole. The Company considers any failure by Cipla to continue funding the Company’s current Phase 2 clinical study to be a breach of the development and commercialization agreement, which may result in the initiation of arbitration proceedings between the Company and Cipla. Any arbitration proceedings between and the Company and Cipla may have a negative impact on the Company’s business, including by diverting the attention of the Company’s management from the Company’s other product candidates or result in rulings from the arbitration panel that are adverse to the Company’s interests or the continued development of Pulmazole.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by reference in such a filing. Furthermore, the furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by the Company that the information contained herein, including the exhibits hereto, is material or that the dissemination of such information is required by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of New Warrant
10.1	Form of Letter Agreement
99.1	Engagement Letter, dated April 16, 2020, by and between Pulmatrix, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: July 9, 2020	By:	/s/ Teofilo Raad
Teofilo Raad
Chief Executive Officer